Exhibit 5.1

90 SOUTH SEVENTH STREET • SUITE 4950 • MINNEAPOLIS, MINNESOTA 55402

TELEPHONE: +1.612.217.8800 • FACSIMILE: +1.844.345.3178

November 17, 2022

Ecolab Inc.

1 Ecolab Place

Saint Paul, Minnesota 55102

Re:	$500,000,000 of 5.250% Notes due 2028 of Ecolab Inc.

Ladies and Gentlemen:

We are acting as counsel for Ecolab Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $500,000,000 principal amount of its 5.250% Notes due 2028 (the “Notes”), pursuant to the Underwriting Agreement, dated November 7, 2022, by and among the Company and BofA Securities, Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein. The Notes are being issued pursuant to an Indenture, dated as of January 12, 2015 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by the Twelfth Supplemental Indenture, dated November 17, 2022 (together with the Base Indenture, the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute the valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Ecolab Inc.

November 17, 2022

and others. The opinion expressed herein is limited to the (i) laws of the State of New York and (ii) General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-249740) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day